The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 28, 2015

Citigroup Inc.	April , 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0513 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May     , 2019
Overview
▪
The securities offered by this preliminary pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (the “underlying shares”) from the initial share price to the final share price.

▪
The securities offer modified exposure to the performance of the underlying shares, with the opportunity to participate in 65% to 70% (to be determined on the pricing date) of any appreciation of the underlying shares and a contingent buffer against a limited range of potential depreciation of the underlying shares as described below.  In exchange for the contingent buffer, investors in the securities must be willing to forgo (i) full participation in any appreciation of the underlying shares and (ii) any dividends that may be paid on the underlying shares.  In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares, with no buffer, if the underlying shares depreciate by more than 25.00%. If the underlying shares depreciate by more than 25.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price.  There is no minimum payment at maturity.

▪
In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Underlying shares:	Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (NYSE Arca symbol: "ASHR") (the "underlying share issuer" or "ETF")
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	April , 2015 (expected to be April 30, 2015)
Issue date:	May , 2015 (three business days after the pricing date)
Valuation date:	April , 2019 (expected to be April 30, 2019), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	May , 2019 (expected to be May 3, 2019)
Payment at maturity:
For each $1,000 stated principal amount security you hold at maturity:
▪     If the final share price is greater than or equal to the initial share price:
$1,000 + the return amount
▪     If the final share price is less than the initial share price but greater than or equal to the barrier price:
$1,000
▪     If the final share price is less than the barrier price:
$1,000 × the share performance factor
If the final share price is less than the barrier price, your payment at maturity will be less, and possibly significantly less, than $750.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	$ , the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Share performance factor:	The final share price divided by the initial share price
Share percent increase:	The final share price minus the initial share price, divided by the initial share price
Return amount:	$1,000 × share percent increase × upside participation rate
Upside participation rate:	65.00% to 70.00%. The actual upside participation rate will be determined on the pricing date.
Barrier price:	$ , 75.00% of the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17298CAC2 / US17298CAC29
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$25.00	$975.00
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $870.00 and $920.00 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI's proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See "Valuation of the Securities" in this preliminary pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $975.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $977.50 per security, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this preliminary pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this preliminary pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this preliminary pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013     Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this preliminary pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this preliminary pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date," "—Dilution and Reorganization Adjustments" and "—Delisting, Liquidation or Termination of an ETF, " and not in this preliminary pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this preliminary pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this preliminary pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the barrier price are each a "Relevant Price" for purposes of the section "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments" in the accompanying product supplement.  Accordingly, the initial share price and the barrier price are each subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.  The diagram assumes an upside participation rate of 65%.

Investors in the securities will not receive any dividends on the underlying shares or the stocks included in or held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF” below.

Barrier Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual initial share price, the actual barrier price, the actual upside participation rate and the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much.  The examples are based on a hypothetical initial share price of $49.00, a hypothetical barrier price of $36.75 (75% of the hypothetical initial share price) and an upside participation rate of 65.00%.

April 2015	PS-2

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019

Example 1—Upside Scenario. The hypothetical final share price is $51.45 (an approximately 5.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $1,000 + the return amount

= $1,000 + ($1,000 × the share percent increase × the upside participation rate)
= $1,000 + ($1,000 × 5.00% × 65.00%)
= $1,000 + $32.50
= $1,032.50

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, you would realize a total return at maturity equal to 65% of the appreciation of the underlying shares, or 3.25% (which is 65% of 5%).  In this scenario, as in any scenario in which the underlying shares appreciate, an investment in the securities would underperform a direct investment in the underlying shares.

Example 2—Par Scenario. The hypothetical final share price is $46.55 (an approximately 5.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price but greater than the hypothetical barrier price.

Payment at maturity per security = $1,000

Because the hypothetical final share price is not less than the hypothetical barrier price, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 3—Downside Scenario. The hypothetical final share price is $14.70 (an approximately 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical barrier price.

Payment at maturity per security = $1,000 × the share performance factor

= $1,000 × 30.00%
= $300.00

Because the hypothetical final share price is less than the hypothetical barrier price, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares, with no buffer.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the barrier price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪
The securities are designed for investors who seek exposure to the underlying shares but who are willing to forgo full upside participation in any appreciation of the underlying shares in order to obtain a contingent buffer against a limited range of potential depreciation of the underlying shares. You should understand that you will only participate in 65.00% to 70.00% (to be determined on the pricing date) of any appreciation of the underlying shares.  As a result, the securities will underperform a direct investment in the underlying shares if the underlying shares appreciate from the pricing date to the valuation date.  In addition, because investors in the securities will not receive any dividends paid on the underlying shares, the securities may underperform a direct investment in the underlying shares even in scenarios in which the underlying shares depreciate.

▪
The barrier feature of the securities exposes you to particular risks. If the final share price is less than the barrier price, the contingent buffer against a limited range of potential depreciation of the underlying shares offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the underlying

April 2015	PS-3

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019 shares depreciate by more than 25.00% from the initial share price to the final share price. As a result, you may lose your entire investment in the securities.

▪
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF. As of April 27, 2015, the trailing 12-month dividend yield of the underlying shares was 0.21%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 0.84% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪
Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this preliminary pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this preliminary pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this preliminary pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this preliminary pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the

April 2015	PS-4

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019 costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this preliminary pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, the exchange rate between the U.S. dollar and the Chinese renminbi, interest rates in the United States and China, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this preliminary pricing supplement.

▪
The underlying shares are subject to risks associated with emerging markets. The stocks held by the ETF trade in mainland Chinese markets.  Non-U.S. markets tend to be more volatile than U.S. markets.  In addition, companies located in emerging markets, such as China, may be subject to heightened political, economic, social and financial risks.

▪
The underlying shares are subject to risks associated with investing in mainland China.  The ETF holds shares issued by mainland Chinese issuers that trade on mainland Chinese exchanges, and the ETF is therefore subject to all of the risks of investing in mainland China, including heightened risks of inflation or nationalization and market fluctuations caused by economic and political developments.  In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a rise in the Chinese government’s debt burden.  Mainland Chinese securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially resulting in market distortions and volatility.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

It is important to understand that the ETF holds shares that are traded on mainland Chinese exchanges, and not on an exchange in Hong Kong. Shares traded on mainland Chinese exchanges, referred to as A-Shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares that may be held by foreign investors.  These regulations may adversely affect the price of A-Shares.  Trading in A-Shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪
Fluctuations in exchange rates will affect the price of the ETF.  Because the ETF invests in shares that are traded in Chinese renminbi, while the net asset value of the ETF is based on the U.S. dollar value of those shares, holders of the securities will be exposed to currency exchange rate risk with respect to the Chinese renminbi relative to the U.S. dollar.  If the U.S. dollar appreciates relative to the Chinese renminbi, the price of the underlying shares will likely decline for that reason alone.  Exchange rate movements are the result of numerous factors specific to the relevant countries, including the supply of, and the demand for, the relevant currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and other countries important to international trade and finance.

▪
Our offering of the securities is not a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF or in instruments related to the underlying shares or such stocks, and may publish research

April 2015	PS-5

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019 or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪
The price of the underlying shares may be adversely affected by our or our affiliates' hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪
Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.  In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend.  Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share.  If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends" in the accompanying product supplement.

▪
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares.  For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments" and "—Delisting, Liquidation or Termination of an ETF" in the accompanying product supplement.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
The price of the underlying shares may not completely track the performance of the index underlying the ETF. The price of the underlying shares will reflect transaction costs and fees of the underlying share issuer that are not included in the calculation of the index underlying the ETF. In addition, the underlying share issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF.  These risks are heightened with respect to the ETF due to restrictions placed on ownership of Chinese A-Shares by foreign investors.

▪
Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

April 2015	PS-6

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this preliminary pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Shares

The Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (the “underlying share issuer”) is an exchange-traded fund managed by Harvest Global Investments Limited (the “sub-adviser”).  DBX Advisors LLC (the “adviser”) is the investment adviser to the underlying share issuer.  The sub-adviser is responsible for the investment management of the underlying share issuer, subject to the supervision of the advisor.  The underlying share issuer is part of the DBX ETF Trust, a Delaware statutory trust offering a number of managed investment portfolios, of which the underlying share issuer is one.  Information provided to or filed with the SEC by DBX ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-170122 and 811-22487, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information may be obtained from public sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Deutsche X-trackers Harvest CSI 300 China A-Shares ETF trades on the NYSE Arca under the ticker symbol “ASHR.”

The underlying share issuer seeks investment results that correspond generally to the performance, before fees and expenses, of the CSI 300 Index (the “ETF underlying index”).  The ETF underlying index is designed to reflect the price fluctuation and performance of the China A-Share market and is composed of the 300 largest and most liquid stocks in the China A-Share market.  The ETF underlying index includes small-cap, mid-cap and large-cap stocks.  A-Shares are equity securities issued by companies incorporated in mainland China and are denominated and traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges.  For more information about the ETF underlying index, see “—Description of the CSI 300 Index” below.

This preliminary pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this preliminary pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the ETF underlying index.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from November 6, 2013 to April 27, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period.  The underlying shares began trading on November 6, 2013 and therefore have a limited historical performance.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

April 2015	PS-7

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019

Deutsche X-trackers Harvest CSI 300 China A-Shares ETF – Historical Closing Prices November 6, 2013 to April 27, 2015

Deutsche X-trackers Harvest CSI 300 China A-Shares ETF	High	Low	Dividends
2013
Fourth Quarter (beginning November 6, 2013)	$26.09	$23.92	$0.00000
2014
First Quarter	$24.20	$21.27	$0.00000
Second Quarter	$23.19	$21.67	$0.00000
Third Quarter	$26.04	$22.19	$0.00000
Fourth Quarter	$37.21	$24.90	$0.10183
2015
First Quarter	$42.89	$33.67	$0.00000
Second Quarter (through April 27, 2015)	$49.40	$42.32	$0.00000

The closing price of the underlying shares on April 27, 2015 was $49.40.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Description of the CSI 300 Index

The CSI 300 Index, which we refer to as the ETF underlying index, consists of 300 stocks with the largest liquidity and market capitalization from the entire universe of listed A-Share companies in China.  A-Shares are shares of mainland Chinese companies that are traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges.  The ETF underlying index is calculated and published by China Securities Index Company Limited.  We have derived all information contained in this pricing supplement regarding the ETF underlying index from publicly available information prepared by China Securities Index Company Limited.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, China Securities Index Company Limited.

April 2015	PS-8

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019

Selection Criteria

The universe of shares eligible to be included in the ETF underlying index consists of all the A-Shares listed on the Shanghai and Shenzhen Stock Exchanges that satisfy the following conditions:

i.
the shares have been listed for more than three months, except that shares listed for less than three months may be eligible for inclusion in the ETF underlying index if the daily average total market value of the shares since the shares’ initial listing is in the top thirty of all the A-Shares;

ii.	the shares are neither ST Stock nor *ST Stock; and

iii.	the shares have not been suspended from trading for 3 months as of the date of determination of eligibility for inclusion in the ETF underlying index.

“ST Stocks” are shares that are given special treatment by regulators as a result of the issuer having financial losses for a continuous 2 years, the shares having volatility that is considered high and other factors.  “*ST Stocks” are treated specially by regulators to inform investors of the potential risk of delisting of the issuer’s shares.  Shares of companies that suffered losses in financial reports are not included in the ETF underlying index in principle unless the shares exert a great impact on the representativeness of the ETF underlying index.  In addition, the CSI Index Advisory Committee may also determine to exclude shares that have been suspended for trading for close to 3 months as of the date of determination of eligibility for inclusion in the ETF underlying index.

From this universe of eligible A-Shares, the constituent A-Shares included in the ETF underlying index are selected through the following procedure:

i.
calculate each eligible A-Share’s daily average trading value and daily average total market value during the most recent year, or in case of a new issue, during the 4th trading day that it was a public company;

ii.	rank the shares in the eligible universe by A-Share daily average trading value over the most recent year in descending order and delete the bottom ranked 50%; and

iii.	rank the remaining shares by A-Share daily average market value over the most recent year in descending order.

The companies whose shares rank in the top 300 following step iii. are selected as constituents of the ETF underlying index (subject to the discussion in the next paragraph).

The constituents of the ETF underlying index are selected every six months in early June and early December, with changes implemented on the first trading day of each January and July.  Data used for review in June includes trading data and financial data from May 1 of the previous year to April 30 of the review year (in the case of an IPO, data since its listing time are used).  Data used for review in December includes trading data and financial data from November 1 of the previous year to October 31 of the review year (in the case of an IPO, data since its listing time are used).  The number of constituents adjusted at each periodical review will not exceed 10%.  In addition, the ETF underlying index includes buffer zone rules designed to minimize turnover.  New candidate shares ranked in the top 240 will be given priority to add into the ETF underlying index and old constituents ranked in the top 360 will be given priority to remain in the ETF underlying index.

Index Calculation

The ETF underlying index was assigned a base value of 1000 as of December 31, 2004 (the “base date”).  The level of the ETF underlying index is calculated using a Paasche weighted composite price index formula.  The formula is:

where,

Base Period = the aggregate market value of the adjusted number of shares of each constituent of the ETF underlying index as of the base date, subject to the divisor adjustments described below.

Therefore, the level of the ETF underlying index at any time represents the aggregate value of the adjusted number of shares of each constituent included in the ETF underlying index at the current time relative to the aggregate value of the adjusted number of shares of each constituent included in the ETF underlying index on the base date (subject to the divisor adjustments described below), where 1000 is used to represent such aggregate value on the base date.

The adjusted number of shares of each constituent company included in the ETF underlying index is determined by the following procedure:

i.	The total number of A-Shares of that constituent is determined.

ii.
Shares that are not considered “free float” shares are subtracted from the total number of A-Shares.   Non-free float shares include restricted trading shares as well as (a) long-term holdings of founders, families, and senior executives, (b) government holdings, (c) strategic holdings, (d) frozen shares, (e) restricted employee shares and (f) cross-holdings.  If the holdings of

April 2015	PS-9

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019 shareholders in the foregoing categories and other persons acting in concert exceeds 5% of the number of A-Shares, the holdings will be defined as non-free float.

iii.
The percentage of the total number of A-Shares of the constituent represented by its free float shares is determined by dividing the free float shares by the total number of A-Shares.  This percentage is referred to as the “negotiable market cap ratio.”

iv.	The “inclusion factor” is determined for the constituent based on its negotiable market cap ratio in accordance with the following table:

If the Negotiable Market Cap Ratio is …	≤15%	(15 - 20)%	(20 – 30)%	(30 – 40)%	(40 – 50)%	(50 – 60)%	(60 – 70)%	(70 - 80)%	>80%
then the Inclusion Factor is …	Nearest higher percentage point	20%	30%	40%	50%	60%	70%	80%	100%

v.	The adjusted number of shares of the constituent is equal to the constituent’s inclusion factor multiplied by the constituent’s total number of A-Shares.

Therefore, the weighting of each constituent in the ETF underlying index may be understood as being based on each constituent’s modified free float market capitalization (i.e., the aggregate market value of the constituent’s modified free float shares), where the modified free float is determined by rounding up the actual free float percentage to the relevant percentage specified in the table above.  Each constituent has a weighting in the ETF underlying index equal to its modified free float market capitalization divided by the aggregate modified free float market capitalization of all constituents of the ETF underlying index, so that constituents with larger modified free float market capitalizations have greater weight than constituents with smaller modified free float market capitalizations.

Index Maintenance

The “Base Period” divisor in the “current index level” formula specified above is subject to adjustment from time to time.  The following events with respect to a constituent of the ETF underlying index may require an adjustment:

i.
Rights or bonus share issue: in the case of a rights issue or issue of bonus shares, the divisor is adjusted the day before the issuance.  For purposes of the adjustment, the Adjusted Market Cap after Adjustment = Ex-right Price × Adjusted Number of Shares + Adjusted Market Cap before Adjustment (excluding stocks adjusted for right issue and bonus issue)

ii.
Share changes: when shares of constituents change due to corporate actions (e.g. re-issuance, listing of right issue), the ETF underlying index is adjusted the day before the changes. For purposes of the adjustment, Adjusted Market Cap after Adjustment = closing price × Adjusted Number of Shares after changes

iii.
Share changes caused by shareholders’ behavior: Share changes caused by shareholders’ behavior are adjusted semi-annually. The effective date is the first trading day of January and July each year and the ETF underlying index is adjusted before the effective day

iv.	Constituents adjustment: The divisor is adjusted before the effective day of a periodical review or adjustment event

When an event requiring a divisor adjustment occurs, the divisor is adjusted pursuant to the following formula:

Adjusted Market Cap before Adjustment	=	Adjusted Market Cap after Adjustment
Old divisor		New divisor

The ETF underlying index is not adjusted for dividends.

Adjustment Events

The following events may require an adjustment to the ETF underlying index between periodical (i.e., every six months) reviews.

i.
IPO.  If the total A-Share market capitalization of IPO shares (which equals the issue price multiplied by total A-Shares) ranks in the top 10 (compared with all the A-Shares by average daily A-Share market capitalization of the past year since the listing announcement of the IPO) in the overall market and it satisfies the requirements to be included in the ETF underlying index universe, then fast entry rules are applied here.  Namely, it will be added in the ETF underlying index after the close of the tenth trading day.  Meanwhile, the last ranked old constituent by daily average market capitalization of the most recent year will be deleted from the ETF underlying index.  If an IPO meets the criteria of fast entry, but the time span between its listing time and the effective day of the next periodical review is less than 20 trading days, fast entry rules are not applied immediately but will be implemented together with the next periodical review.

ii.	Merger and Acquisition.

April 2015	PS-10

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019

a.
Two constituent companies merge: The stock of the resulting new company will be added to the ETF underlying index and there will be a vacancy. The vacancy will be filled by the highest ranking stock in the reserve list (i.e., a list of shares that would next have been included in the ETF underlying index but for falling below the 300th stock in the ranking of eligible shares described above).

b.	One constituent company and one non-constituent company merge: The stock of the resulting new company will be added to the ETF underlying index.

c.
One non-constituent company purchases or takes over one constituent company: If the stock of the resulting new company ranks higher than the highest stock in the reserve list, the new stock will be added to the ETF underlying index. Otherwise, the highest ranking stock in the reserve list will be added to the ETF underlying index when the constituent is delisted.

d.
Merger, spin-off, acquisition and restructuring of non-constituents: If the total market capitalization of the stock of the resulting new company ranks top 10 in the overall market, fast entry rules are applied here. Otherwise, these corporate events are considered at the next periodical review.

iii.
Spin-off.  If one constituent company is split so as to form two or more companies, then whether the resulting companies are eligible for inclusion or not depends on their rankings.  If two or more of the resulting companies rank higher than the lowest constituent, then the resulting companies that rank higher than the lowest constituent will be added to the ETF underlying index and the lowest constituent(s) will be removed to keep the number of the constituents constant. If one or more of the resulting companies ranks higher than the lowest constituent, then the (these) new resulting company will be added to the ETF underlying index. If more than 1 company enters the ETF underlying index, the lowest constituents will be removed to keep the number of the constituents constant.  If all of the resulting companies rank lower than the lowest constituent, but some or all of the resulting companies rank higher than the highest stock in the reserve list, then the highest new company will replace the split company to be added to the ETF underlying index.  If all of the resulting companies rank lower than the lowest constituent and the highest stock in the reserve list, then the highest company in the reserve list will be added to the ETF underlying index.

iv.	Suspension. If a constituent is suspended from trading, CSI will determine whether to delete it from the ETF underlying index or not according to different suspension reasons.

v.
Temporary Delisted and Delisting.  If a constituent company is temporarily delisted or delisted from the A-Share market, it will be removed from the ETF underlying index and be replaced by the highest-ranking company in the reserve list.

vi.
Bankruptcy.   If a constituent company enters bankruptcy proceedings, it will be removed as soon as practicable and the highest-ranking stock in the reserve list will be added to the ETF underlying index.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this preliminary pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased underlying shares with a value equal to the amount you paid to acquire your securities and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired (which would reflect the percentage increase, without any multiplier, in the value of the underlying shares over the term of the securities).  Alternatively, the “net

April 2015	PS-11

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019 underlying long-term capital gain” could be calculated using a number of underlying shares that reflects the multiplier used to calculate the payment that you will receive on your securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $25.00 for each $1,000.00 security sold in this offering (or up to $2.50 per security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $25.00 for each $1,000.00 security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a fixed selling concession of $25.00 for each $1,000.00 security they sell to accounts other than fee-based advisory accounts, and a variable selling concession of up to $2.50 per security sold to fee-based advisory accounts.  Certain broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $25.00 for each $1,000.00 security they sell to accounts other than fee-based advisory accounts. CGMI will pay the registered representatives of CGMI a fixed selling concession of $25.00 for each $1,000.00 security they sell directly to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

April 2015	PS-12

Citigroup Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May , 2019

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this preliminary pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this preliminary pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects terms of the securities that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2015	PS-13